EXHIBIT 10.4
FACEBOOK, INC. EXECUTIVE INCENTIVE PLAN
1. Effective Date and Term. This Executive Incentive Plan (“Plan”) shall be effective as of January 1, 2019, and is effective unless and until such time it is otherwise amended or terminated earlier by Facebook, Inc. (“Facebook” or the “Company”) in accordance with Section 6 of this Plan. For purposes of determining incentive compensation earned under this Plan, unless otherwise determined by the Compensation & Governance Committee of the Company’s Board of Directors (“Plan Administrator”), each term under this Plan shall be for one calendar quarter, commencing on January 1, April 1, July 1 or October 1 (“Term”). The Plan supersedes all prior executive incentive plans.
2. Administration. This Plan shall be administered by the Plan Administrator, which shall have the discretionary authority to interpret and administer this Plan, including all terms defined herein, and to adopt rules and regulations to implement this Plan, as it deems necessary. In addition, the Plan Administrator hereby delegates to the Company’s Chief Financial Officer (“CFO”) and Chief Operating Officer (“COO”) (such individuals, the “Executive Administrators” and, together with the Plan Administrator, the “Administrators”) the day-to-day implementation and interpretation of this Plan, including the approval of individual payouts under this Plan to employees other than to its “executive officers” (as determined by the Company’s Board of Directors (“Board”) for purposes of Section 16 under the Securities Exchange Act of 1934).
Notwithstanding anything herein to the contrary, the approval of the Plan Administrator or the Board shall be required for the approval of this Plan itself, any early termination and material amendments to this Plan; approval of the aggregate payout under this Plan; and approval of participation and individual payouts under this Plan to Facebook’s executive officers. Any action that requires the approval of the Executive Administrators must be jointly approved by both the CFO and COO, and any action that requires the approval of the Executive Administrators may instead also be approved by the Plan Administrator or the Board. The decisions of the Administrators are final and binding.
3. Eligibility; Separation from the Company. Participation in this Plan is limited to Full-Time regular and Part-Time regular employees of Facebook or its subsidiaries1 who are selected by the Plan Administrator to participate in this Plan. If an otherwise eligible individual resigns his/her employment, or his/her employment is terminated for any reason, such individual is no longer eligible for any incentive under this Plan after the date of such termination of employment. In such case, incentive opportunities for the Term in which such termination of employment occurs will be prorated based on the amount of time that such participant was actively employed by Facebook or its subsidiaries during such Term. Such
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1 For purposes of this Plan, an eligible employee includes only individuals that the Company or a subsidiary treats as an employee for employment tax purposes. Interns, contingent workers, agency workers, contractors, and other workers (including any such individuals who are for any reason later re-characterized as regular employees), are not eligible. Temporary, fixed-term or short-term employees are not eligible to participate in this Plan.

participant’s last incentives under this Plan (if any) will be paid following the end of such Term pursuant to Section 5 of this Plan.
4. Determination of Eligibility and Amounts. The Administrators retain sole and absolute discretion in determining whether a participant will be eligible for any incentive compensation under this Plan based on the level of achievement of specified performance targets.
Prior to the beginning of each Term, the applicable Administrators shall designate the performance targets to be attained for each participant for such Term and the target compensation and payout schedule for which each participant is eligible based upon the relative attainment of such performance targets.
5. Payment of Incentives. Payment of each incentive (if any) shall be made following the end of the applicable Term in accordance with the designated payout schedule referenced in Section 4 of this Plan, but in no event later than March 15 of the calendar year following the end of such Term for U.S. participants.
6. Modification or Termination of this Plan. The Company reserves the right to amend, modify, suspend or terminate all or any portion of this Plan at any time, provided that any early termination and material modification to this Plan shall be approved by the Plan Administrator or the Board.
7. Benefits Unfunded. No incentive amounts to be awarded or accrued under this Plan will be funded, set aside or otherwise segregated prior to payment. Incentives awarded under this Plan will at all times be an unfunded and unsecured obligation of the Company. Plan participants will have the status of general creditors and must look solely to the general assets of the Company for the payment of incentives.
8. Benefits Nontransferable. No Plan participant will have the right to alienate, pledge or encumber his/her interest in this Plan, and such interest will not (to the extent permitted by law) be subject in any way to the claims of the participant’s creditors or to attachment, execution or other process of law.
9. No Employment Rights. No action of the Company in establishing this Plan, no action taken under this Plan by the Company or the Administrators and no provision of this Plan itself will be construed to establish an employment relationship with any entity other than the entity that the employee signed an offer letter with nor will it be construed to grant any person the right to remain in the employ of the Company or its subsidiaries for any period of specific duration. Rather, subject to applicable law, each employee is employed “at will,” which means that either the employee or the Company or its subsidiaries may terminate the employment relationship at any time and for any reason or no particular reason or cause.

10. Governing Law. This Plan shall be governed by, and interpreted, construed, and enforced in accordance with, the laws of the State of California without regard to its or any other jurisdiction's conflicts of laws provisions. For purposes of any dispute that may arise directly or indirectly from this Plan, unless a participant is subject to Facebook’s arbitration agreement, the parties hereby submit and consent to the exclusive jurisdiction of the State of California and agree that any such litigation shall be conducted only in the courts of California or the federal courts for the United States for the Northern District of California and no other courts.
11. Severability. If any part or section of this Plan is declared invalid by any competent body, the remaining parts not affected by the decision shall continue in effect.
12. Code section 409A of the Internal Revenue Code of 1986. It is the Company’s intent that payments made under this Plan to U.S. participants should meet the requirements for the “short-term deferral” exception to Section 409A of the U.S. Internal Revenue Code of 1986, as amended.